Exhibit 99.1

TRIMERIS, INC.

Research Agreement/T-1249 Conference Call

January 5, 2004

6:00 pm ET

Operator:

Good evening. My name is Derrick and I will be your conference facilitator today. At this time I would like to welcome everyone to the Trimeris Research Agreement conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star followed by the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris’ filings with the Securities and Exchange Commission. Among these factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of our research in development activities, regulatory authorizations and product commercializations. The results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects. For a complete description of these risks see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003, and its periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented in this call represents management’s current judgment on the future direction of the company’s business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

Thank you. Dr. Bolognesi you may begin your conference.

Dani Bolognesi:

Thank you. Good evening. And thanks for joining us this evening on our conference call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of the call was included with the press release issued this afternoon. With me are Nick Ellis, President; Bob Bonczek, Chief Financial Officer; Walter Capone, Vice President of Commercial Operations; and Tim Creech, Vice President of Finance of Trimeris. We’re also very pleased to have with us Dr. David Reddy, Roche HIV Franchise Leader, who has come from Basel to be with us today.

Today, Roche and Trimeris announced several important developments in our continuing collaboration on HIV peptide fusion inhibitors. We have executed a three-year extension to our research agreement, which will focus the efforts of both companies on two key areas: the first being the rational design of next generation peptides with enhanced efficacy and resistance profiles; and secondly, technologies that will enable much less frequent administration of peptide fusion inhibitors.

Furthermore, Roche and Trimeris have placed the early stage clinical development program for T-1249 on hold due to challenges in achieving the desired technical profile with the current formulation. We have a great deal of information and experience in the clinic with T-1249; therefore, it will remain one of our second-generation drug candidates. We will apply the new technologies being evaluated under the research agreement to all investigational peptides — including T-1249 — with the objective of developing a fusion inhibitor that can be administered on a weekly or monthly basis. Aligning the development of our peptide fusion inhibitors in this strategic direction will provide a quantum leap improvement in the treatment of HIV which we anticipate will be highly valued by all segments in this market. It is our goal to name our next clinical candidate with this profile in this calendar year.

In concert with these developments Trimeris has redirected resources to high impact programs and realigned its workforce including a reduction in staff consistent with these programmatic changes. As a result, our new cost structure is as follows: Total research and development expense is expected to range from $22 million to $27 million in 2004. Total general and administrative expense is expected to range from $12 million to $15 million. Under the provisions of the current collaboration agreement we are able to defer a substantial portion of the selling and marketing expense to be incurred in 2004. As a result, our contribution to the marketing spend in 2004 will be about $10 million even as Roche expects to step up the promotion of Fuzeon. Based on these reductions in our cash burn rate in 2004, we believe that we have sufficient cash to fund our operations for at least the next two years. We believe these actions demonstrate our commitment to the long-term commercial success of Fuzeon as well as the next generation of fusion inhibitors and also provide assurance to our shareholders that we are highly focused and efficient in achieving our objectives.

I will now provide you with some additional insight into our next generation drug candidates. Based on the strength of our pivotal trial data, as well as the clinical performance of Fuzeon in the field, we are confident that we have established a very solid platform for fusion inhibitors as important medicines in the treatment of HIV. Moreover, the early clinical data for T-1249 have shown that different peptides have minimally overlapping resistance profiles and therefore possess the potential to be sequenced clinically. To date, our next generation peptide program had provided multiple unique peptides with distinct resistance profiles. The excellent progress that we have made in this arena will enable us to select peptide candidates for future study in the very near term. We anticipate being able to publish some of the scientific data concerning these peptides later this year.

As previously mentioned, we are evaluating several technologies for increasing the plasma half-life of our peptides to achieve a target of once weekly to once monthly administration. These delivery technologies range from chemical modifications of the peptides themselves to sustained release formulations or linkage of the peptides to carrier molecules with long half-lives. Any or all of these approaches are equally applicable to Fuzeon, T-1249, and the next generation fusion inhibitor peptides. We believe that like successful injectable therapeutics for other product diseases, such as Pegasys, Avonex, Aranesp, Rituxan, and Remicade, the commercial potential for a once a week or once a month administration of a fusion inhibitor is substantial.

Before I turn the call over to questions, I will now review a number of measures that Roche and Trimeris have instituted — or have planned — to enhance the uptake of Fuzeon. On the promotional front we are in the process of implementing numerous clinician, patient, and AIDS service organization educational programs at the national, regional, and local levels. The frequency of these initiatives including physician and patient peer education accelerated in the last quarter of 2003 as the Roche field force has transitioned its primary focus from reimbursement, logistics, and distribution issues to promotion and education regarding Fuzeon. Subsequent educational and promotional programs planned throughout 2004 will build on the foundation and momentum of these current initiatives.

In addition Roche and Trimeris are launching two major nursing support programs designed to facilitate easier initiation of therapy with Fuzeon and to provide ongoing support once therapy has commenced. The first is a program designed for patients initiating therapy and offers virtually full time support via a dedicated nursing call center. The support provided includes assistance with drug preparation, administration, as well as guidance for management of any issues pertaining to ongoing therapy. The second program involves a nationwide team of nurses specially trained on the preparation and administration of Fuzeon who travel to physicians’ offices or patient homes in order to assist with the proper use of the drug. This support is incremental to the initial training provided by clinicians and will be available free of charge to patients as well as their healthcare providers. These two programs are supplemented by independent nursing support initiatives that are already taking place in a number of cities around the U.S.

Also in the first quarter of 2004, Trimeris and Roche will initiate an advertising and promotion campaign featuring compelling images and messages conveying experiences with Fuzeon. As we have indicated previously, this type of promotion was not pursued at launch due to initial limited drug availability. Now that we have fully overcome the supply limitations and there is a foundation of experience with Fuzeon among clinicians and patients we are positioned to leverage and communicate their experiences in the broadest manner possible. This campaign will be directed to patients, clinicians, pharmacists, caseworkers, and treatment educators across the U.S. The campaign will be implemented throughout 2004 and is anticipated to continue in various forms beyond that time.

Roche and Trimeris will expand distribution in the first quarter of 2004 per the original plan via specialty distributors with expertise in the rapid and convenient provision of biologics and injectable products. Expanding Fuzeon prescription fulfillment to numerous specialty distributors should improve access to and convenience of receiving the drug.

Finally the life cycle management of Fuzeon is also being expeditiously pursued and includes evaluation of new formulations capable of delivering one injection of Fuzeon per day, devices is to improve convenience and reduce injection site reactions, as well as other product optimization strategies to improve the acceptance of the drug.

As 2004 unfolds we expect to see positive results from the initiatives implemented by Trimeris and Roche to enhance the uptake of Fuzeon, and we will continue to update investors regarding our progress and performance throughout 2004. Our fourth quarter/year end financial results will be announced on February 3, 2004. I will now turn the call over to questions.

Operators:	At this time I would like to remind everyone in order to ask a question please press star followed by the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Dennis Harp with Deutsche Bank.

Dennis Harp:

Hi Dani and crew. Question for you on these initiatives to improve the next generation candidates. I mean, in addition to Roche being a manufacturer of peptides and one of the few companies in the world with the capability to do that, their other technology platform is pegylation, which they’ve applied very successfully to one of their products. What’s in the works in terms of pegylating Fuzeon? And if there is a pegylated Fuzeon product, do the economics change between Roche and Trimeris?

Dani Bolognesi:

Okay. So, Dennis, thank you for the questions. We have been investigating the pegylation of Fuzeon and other peptides for some time now, and have resolved that the approaches — at least that we’ve tried to this point — with pegylation have not been sufficient for us to move ahead with that approach as a half-life extension of these products. So, as far as pegylation is concerned at this point we don’t have a going forward pathway with that as a technology.

David would you like to add to that?

David Reddy:

Dani, I think though that you’ve seen incidences where pegylation has been very effective on Pegasys, for example, which is what you’re referring to. But, there are other technologies beyond this that can be applied. And it’s those technologies that we are applying to Fuzeon—sorry to T-1249—but also to other investigational compounds. So, we’re looking for that same type of outcome that you’ve alluded to using these alternative technologies.

Operator:	Your next question comes from Steve Harr with Morgan Stanley.

Steve Harr:

Good afternoon guys. I have a couple of questions for you. The first one if you could just clarify for me your guidance around SG&A. So you said $12 to $15 million, and then you’re going to contribute $10 million to Fuzeon marketing. Does that mean you’re only spending $2 to 5 on G&A or am I missing something?

The second question—if you could just give us a little bit of a timeline on when we might expect to see something in the clinic from the retooling of the R&D efforts to go towards an earlier stage and longer acting compounds.

And number three — and David maybe you can address this — if you can just kind of give us your impression of Roche’s continued commitment to the fusion inhibitor franchise. Is there somewhat of a capitulation here on Fuzeon’s market opportunity as you move to longer acting formulations or—just help us understand that a little better.

Dani Bolognesi:	Steve, I’m going to have Tim Creech answer part one. I will answer part two. And David will answer part three.

Tim Creech:

Hey Steve. The $12 to $15 million is basically our G&A. It’s the part that we report as G&A. The $10 million that we will contribute towards selling and marketing is independent of that. And that is the amount that we’ll basically contribute toward the shared selling and marketing expenses that Fuzeon has in 2004.

Steve Harr:	Does that mean that you get a lesser than a 50/50 profit split in the out years then or just deferring some of your expenses? How does that work?

Bob Bonczek:

Steve, this is Bob Bonczek. Based on the initial agreement and the triggering factor that basically surfaced, this particular provision was the slower ramp up in sales. And on that basis we have the ability to defer our share of sales and marketing expenses beyond $10 million roughly in 2004 to a period significantly later in time. And that’s also conditional on some—achieving some level of sales over that period as well. It doesn’t change the economics any.

Steve Harr:	It’s just—so—but later on you would owe them reimbursement if the drug does accelerate?

Bob Bonczek:	Yeah, potentially.

Dani Bolognesi:	Contingent on reaching certain sales milestones.

Steve Harr:	Okay.

Dani Bolognesi:

Steve, the second part of your question is when can we see the next generation candidate in the clinic. We expect to name a clinical candidate as I said in this calendar year. And we—I would apply a metric of something of 12 to 18 months roughly as a time period before that particular molecule could get to clinical trials.

Steve Harr:	Would you look towards having a compound that could be manufactured biologically? Are you willing to go towards peptide chemistry?

Dani Bolognesi:	We certainly are looking very hard at the biological production of these peptides. I would say that’s a high priority at this point. David?

David Reddy:

Okay. And if I can answer the last question I think perhaps one of the strongest signals you can see in terms of Roche’s commitment is the extension and expansion of the research agreement. But just to put some perspective around how we look at this, I mean this is a strong, successful partnership with Trimeris which has been going for 4-1/2 years now. And within that partnership we’ve achieved some significant milestones.

First we’ve shown that fusion inhibition can work. It can work not only in the test tube, but clinically. And we know now that we can make peptides at the ton scale. So we really have what it takes to make a success, and now we’ve successfully developed and brought Fuzeon to market. Beyond that the early information we’ve got on 1249 shows that these molecules can be sequenced and that shows that there also is a potential for even more peptides aimed at gp41 to make an impact in this market place.

I think one of the biggest opportunities that this then leads us to is if we can achieve something which is weekly or monthly, then I really believe that this catapults us beyond where the current oral medications are today in the HIV area. And that’s the way we’re looking at it. So no I think this is—the expansion of the research agreement—is a recognition of that opportunity.

Steve Harr:	Thank you.

Operator:	Your next question comes Yaron Werber with SG Cowen.

Yaron Werber:

Hi. Good afternoon. Perhaps Dani I have the first question for you. I’m just—perhaps turning away to the IMS scripts again. It does appear that the total script number is not growing. And I’m wondering as to whether—can you address maybe perhaps the rate of dropout that you’re seeing of patients currently.

Dani Bolognesi:

Okay. We—first of all you know that the IMS situation right now doesn’t capture all of the—necessarily all of the categories that represent the prescriptions. So we’ll be talking to you about the details of exactly what that is and what that represents on our call on February 3. So as far as the drop out rate is concerned, that’s also an issue that we will address then.

Yaron Werber:

Okay. And perhaps Dani as a follow up in terms of when you look at Trimeris two or three years out it does appear you’re going to have a fairly substantial hole in the pipeline now. Where does in-licensing come in for you as a strategic way to refill the pipeline?

Dani Bolognesi:

Okay. So we have never stopped looking at in-licensing as a way of building our pipeline. And we are actually looking at some interesting opportunities as we speak. So it’s a very appropriate question Yaron.

We’re looking for things that fit within our core competency and things that are complementary to the programs that we have ongoing. And we will continue to do that and obviously update you if something comes along that meets our criteria.

Yaron Werber:

Okay. And then the final question—just looking at the entry inhibitor pipeline—some other companies—it does appear that there’s a fairly substantial number of oral compounds. Pfizer is moving into phase II as a CCR5 antagonist.

Dani Bolognesi:	Right.

Yaron Werber:

Are you concerned at all that some of these drugs potentially are going to close the market opportunity for another injectable? When do you decide when an injectable is not proper anymore? Is it a question of once weekly administration? Is it a question of once monthly administration? How do you go about thinking about that?

Dani Bolognesi:

Yeah I think David articulated this a moment ago very well. That we believe that either a once weekly or a once monthly administration of the types of fusion-types of molecules that we’re talking about here will be very competitive if not exceed some of the oral compounds that are in the—obviously in the market place.

Yaron, on the other part of this is that if you recall there are remarkable synergies particularly between the fusion inhibitors, and if you like, the other entry inhibitors particularly the CCR5 and CXCR4 molecules. And, a lot has been done at the laboratory scale to indicate that administering these two classes of compounds together can provide a potentially significant benefit. And I think as soon as the time is right as far as conducting clinical trials with combinations of these drugs I think we’ll probably begin to see that in a clinical setting. So I don’t necessarily see the new compounds coming along as other entry inhibitors as being necessarily only competitive with the fusion inhibitors. I think they could be very cooperative with fusion inhibitors.

David Reddy:	Can I also just make a comment on this?

Dani Bolognesi:	Yes, please.

David Reddy:

I mean, we’ve thought Fuzeon through now. Fuzeon shows remarkable activity against viruses that are resistant to all of the current strengths but also viruses that enter by different co receptors. And I think what we’ve got to remember is that while CCR5 is an attractive target, this virus can switch and also uses other routes of entry into the cells such as CXCR4. And to give you some idea of what an issue that poses, roughly half of the patients in our studies had virus that could get in via the alternative route — the CXCR4 route. So, if you’re talking about entry inhibitors you want something that really can block the virus from entering irrespective of which of these molecules it chooses as its pathway into the cell. And I think that’s where the molecules that we are looking at with Trimeris, and definitely Fuzeon, today provide a potential advantage even over the molecules which are being developed for the future.

Yaron Werber:	Okay. Great. Thanks very much.

Operator:	Your next question comes from Meg Malloy with Goldman Sachs.

Meg Malloy:

Thanks. Just wondering if you could speak a little bit to whether or not the Roche budget for marketing has changed down or up. And, you know, Dani you had mentioned that there’d be some head count reductions at Trimeris. I’m wondering what kind of commitment in terms of personnel Roche has toward developing some of these second generation compounds.

David Reddy:

Okay. Just in terms of the proposed marketing expenses of 2004 the sales and marketing expenses will be the amount that we determine necessary to make a commercial success out of this product. The current expectations are that this will be roughly similar in terms of amount to that spent in 2003 in the U.S. But I don’t want to go any further than that at this time.

Meg Malloy:	Okay. And can you talk about the number of people that you have dedicated to the, you know, fusion inhibitor franchise?

Dani Bolognesi:	Are you talking about Trimeris? Or are you talking about Roche?

Meg Malloy:	Roche.

David Reddy:	I can’t give you the exact figures for the U.S. I don’t think this is the type of information that we would normally disclose so …

Meg Malloy:

What I’m really trying to get at is, you know, it’s great that you’ve extended this agreement and expanded it which, you know, should signify good commitment. And I’m trying to, you know, get a better handle on what does that represent in terms of, you know, your R&D focus.

Dani Bolognesi:

Yeah. Okay. So maybe I’ll start it from our end. And we might be able to get to the same point. We think that for the immediate future right now there’ll be probably 25 to 30 people that could be working on the next generation of fusion inhibitors between the two companies. And this will change as the agreement evolves. So call that a starting point. And that’s a starting point that is significantly above the number that are working on it at the present time. So, what the reduction in force that we were talking about a moment ago programmatically related to 1249 does not in any way affect the amount of effort that’s going to go into the future generation products.

David Reddy:	Yeah, and I think Dani you were specifically talking about the research component of this.

Dani Bolognesi:	That’s correct.

David Reddy:	And that has significantly increased.

Meg Malloy:	Great. Thank you.

Operator:	Your next question comes from Mike King with Banc of America Securities.

Mike King:

Good evening. Thanks for taking my question. I just actually had two sort of follow up questions. Not to try to put too fine a point on it—trying to get at understanding the trade off of taking a step back by 12 to 18 months to try to move forward with the new molecule with improved property compared to improving T-1249 itself in which you’ve had a significant investment in both terms of clinical costs, capital equipment costs as well as just the goodwill that you’ve developed in the clinical community. And, you know, how—what does that say about your thoughts on how far you can go with 1249 as opposed to you sort of starting with a clean sheet of paper?

Dani Bolognesi:

Okay. I’ll start this Michael, and I’d like David to have comment on it as well. I hope I didn’t convey to anyone here that we are dropping T-1249 in any fashion at this moment. What we’re doing is putting the current clinical program on hold until we arrive at a formulation for 1249 that meets our objectives. And we were having some difficulties doing that with the current formulation. So, what happened to 1249 is basically it goes back into the queue and hopefully can come out with a much better profile. And we think at this moment that it’s both beneficial to patients and beneficial to obviously the entire fusion inhibitor franchise to be able to take a significant leap from where we are right now with the administration of fusion inhibitors—and we believe this is the right time to do it.

David?

David Reddy:

Yeah, I think this is just smart drug development. I mean, we’ve come to a point with 1249 where we need to make improvements. And then it’s a balance of the time taken to make those improvements when you’re also looking at significant opportunities that could be applied to the molecule.

And, now’s the time to apply those same technologies to seize those opportunities. And so we can apply them to 1249 equally to other investigational peptides and move forward with compounds and backups. And that’s really the type of position that you want to be in in drug development.

Dani Bolognesi:

And Michael, just to reiterate another point we do have — as I mentioned in the prepared remarks — we do have significant experience with 1249. And as you’ve pointed out we have significant advantages with 1249 because of the manufacturing process and so on and so forth. So, very clearly this molecule continues to live. We will obviously want it to come out in the best possible form for the patient.

Mike King:

And just a quick update. Dani at one point you guys had given a milestone for ‘04 expanding capacity at Boulder. Is that still your intention or are you going to sort of play it as it lays with respect to demand?

Dani Bolognesi:	Yeah, I’m going to pass this to David. I think he’s in a better position to answer that.

David Reddy:

Yeah, on the manufacturing front, I think you’re aware that we’ve been working at this pretty diligently over the last year. And we’ve made some significant ongoing improvement at the Boulder site. Our manufacturing capacity is sufficient to meet the projected demand. And we’ve taken steps to ensure that we can further increase capacity should that be required. So, you know, we’re in a fairly good position.

Mike King:	Thank you.

Operator:	Your next question comes from Sharon Seiler with Punk, Ziegel & Company.

Sharon Seiler:

Good afternoon. I was wondering since you’ve told us that pegylation is not one of the preferred technologies at this point, can you give us some sense of which things you’re looking at or which technologies look most promising at this point?

Dani Bolognesi:

Well, I’ll do that generally Sharon at this time and we’ll get a lot more specific as we go forward. But as I indicated in the prepared remarks there are chemical modifications that we can make to the peptides that are not pegylation, for example, that we’re investigating right now. The sustained release approaches could fit very well with some of the peptides we have to reach the goals that I put down—particularly the once a week injectable administration. And number—and the fourth is the combination with carrier molecules with long half-lives. And an example of that would be something like albumin. This is a technology that a number of companies are working on now, as you know. Another might even be a scaffold of an IgG molecule.

So, there are a number of options for us now to build in some of these enabling technologies for dramatic half-life extension. And the concept here is that we really have quite a few shots on goal. On the peptides side we have Fuzeon itself. We have 1249. And we have as I mentioned some exciting new peptides that we’ll be talking to you about as we go forward. On the other side we have several technologies that we are trying to marry with the peptides to come out with an ideal product as we’ve laid it out for you tonight.

Sharon Seiler:	Okay. Thank you.

Operator:	Your next question comes from Julian Baker with Baker Brothers Investments.

Julian Baker:

Hey guys—a couple of questions. First of all on the new Fuzeon initiatives, Dani you mentioned an initiative to try to get Fuzeon to one injection once a day, and also initiatives to get Fuzeon into an injection device. Could you give us a sense of the timelines for getting data on any of those programs as well as the possibility of data on Fuzeon—two injections at the same time once a day.

Dani Bolognesi:	Okay. David is going to start with this one and then I’ll follow up.

David Reddy:

Okay. Hi Julian. Firstly I’d like to reiterate that, you know, in developing Fuzeon what we’ve done is we’ve brought a molecule through that shows profound clinical efficacy. And I think our first job really is to widen the understanding of that and to, you know, overcome some of the initial concerns regarding injection with the drug. I mean, that is the first and most clear objective we have in moving ahead in this franchise.

Secondly though, you know, we have to recognize where improvements can be made. And one of them is in the future moving to QD. And we haven’t been flatfooted regarding this. And the first pharmacokinetic pharmacodynamic studies have already been undertaken. And we hope to be reporting the data from these studies in the near future.

So that’s the first phase. That would then move into more advanced clinical development following that. The second part of this is then, you know, so you can get a drug—you can get Fuzeon to once a day but we’re still currently at two injections. So it’s the formulation development around that. And we’re already quite a ways into that with a number of prototype formulations having been developed. So, the type of life cycle management activities that you’re talking about have already begun. And the first information is available to us to guide us through this.

Julian Baker:

David, let me follow up with a question—two questions to you on that. One is what about on the device side and how important—how much emphasis are you putting on a formulation to get two injections into one injection versus trying to the get the injection — whatever it is two or one — to be delivered through a device.

David Reddy:

Okay. The answer to that is both. So we’re really—if you look at this there are three prongs to this. The first is pursuing the clinical development program to bring it to once a day. The second is developing a formulation that will allow for dosing at one injection once a day. And the third is marrying it with the best administration technology device. And we’re already investigating—looking at options in that regard. And, you know, undertaking market investigations to determine the, you know, optimal way forward on that.

So, yeah you’re correct. And all three of those areas are being explored simultaneously to ultimately converge them together into where we want to be in the future with this drug. And that’s good life cycle management for a compound.

Julian Baker:

If I could keep you on the spot David for a related—a somewhat not totally related question but somewhat related question. In these nursing support programs to support Fuzeon, can you give us a sense of what the magnitude of this nationwide team is that’s going to be implemented to try to support Fuzeon use?

How big of a—you know, how many nurses, or how many cities or what percentage of patients might get the chance to get access to that program?

Dani Bolognesi:	Actually Julian I’m going to pass this over to Walter if that’s alright.

Julian Baker:	Fine.

Walter Capone:

Fairly early on and really from the outset we recognized that proper education and training regarding the appropriate use of Fuzeon in the right patients was critical to success with the drug over time. So, a great deal of effort was invested upfront informing clinicians and their nursing staff on how to appropriately administer the drug and helping patients initiate successfully, because that really gives them the best prospects for long term success.

What we’ve done, Julian, is essentially build on that initial training that was done throughout the country both through our reps and through nursing associations, particularly ANAC. And bring that training through a cadre of nurses in two ways.

One directly on a patient to patient basis, face to face. Essentially each division across the country will have dedicated nurses that can call on physician offices or a patient’s home once the initial training has already been implemented in order to assist and ensure appropriate starts with Fuzeon.

Supplementing that — and almost acting as a broader net — is an opt-in program which is done via telephone to support patients who request and agree to have a professionally trained nursing staff contact them upon receipt of the kits in order to help them start from the very beginning with the appropriate reconstitution and administration of the drug. So, whether by an actual nurse being present by their side or present on the phone with them we hope to engender the kind of support and training that is necessary to initiative and continue on drug successfully.

Julian Baker:

Okay. Next question is for Bob. You mentioned that there was a provision in the original contract that enabled you to invoke this limitation on your contribution to the sales and marketing expenditures for Fuzeon in the U.S. Is that provision a provision that is only good for the second year of launch or is it good at this particular sales level or kind of a—I’m curious about that provision. You know, I’m just trying to understand how do we think about that provision in future years. Does that continue for as long as we’re at whatever you’re forecasting for sales in ‘04?

Bob Bonczek:

Yeah, the way the contract is structured the—it’s done on the basis of years. And the first marketing year happened to be construed as whatever was left of 2003 plus 2004. The—again as we mentioned earlier the slowness of the ramp up triggered this particular provision.

There are similar triggers not necessarily identical for future years. There’s basically a—what we’ve agreed to with Roche with this particular situation is basically an understanding and construction of the current agreement as it applies to 2004 which doesn’t either preclude or lend any kind of credence to what would be done in 2005. It doesn’t say we won’t come to a similar situation. It doesn’t say that we will.

We think this provision is pretty much uniquely applicable to 2004 just because of the nature of the rate of sales. But there is language that covers subsequent years. But it’s—on a numerical basis a little bit different.

Julian Baker:

Okay. Next question for whoever wants it. My sense is that the street—Wall Street analysts—have lowered their revenue—published revenue estimates for this quarter that just ended — Q4 of 2003 — based on these IMS numbers that people have asked about.

And could you give us a sense of—with these lower numbers I think the consensus is around $14-ish million in the U.S.—maybe $13 to $14 million in U.S. Fuzeon revenue. Is that—are you guys comfortable with that for Q4?

Bob Bonczek:

We don’t want to give any guidance on this call with respect to the revenue side of the equation for 2004. As Dani indicated earlier we’ll do that on the 3rd. However, I think it’s fair to say with respect to the cost side of the equation as Tim and Dani have outlined a little bit earlier, I think that by all the things that we’ve talked about including the programmatic reductions associated with some of the higher level T-1249 costs, our costs basically are about half of what I think we initially thought and the street initially thought there would be. So that’s half the equation. And the other half is just to be determined in a couple of weeks.

Julian Baker:	You—when you say there are half just to clarify, Bob, you are saying that you think that your forecast for costs in 2004 is about half of what the street’s forecast for your cost in 2004 …

Bob Bonczek:	That’s right Julian. Roughly.

Julian Baker:

And Bob, you know, if I could follow up with you are you going to stand by at this point. On the last call you had you gave guidance — you and Roche together — that you thought you would add 500 patients per month net in, you know, going forward from that call. So that’s the guidance that’s out there. So does that—by not giving guidance does that mean you’re standing by that guidance?

Bob Bonczek:	No we’re not affirming, denying, or anything. We’re basically just saying we’re not addressing that issue at this particular phone call in either direction.

Operator:	Your next question comes from Dennis Harp with Deutsche Bank.

Dennis Harp:

Thanks for taking my follow up. Just one question and that is Dani in your prepared remarks you indicated that in the first quarter of this year that you will be expanding the distributors beyond just the one. And the question is—are these distributors that report to IMS or are we going to have a situation in the first quarter where we’re going to have significant uncaptured sales because we have distributors that aren’t reporting to IMS?

Dani Bolognesi:	Walter?

Walter Capone:

Dennis the specific distributors under—with whom negotiations are ongoing between Roche and those parties have yet to be finalized. And once those are in place we’ll be better able to answer that question. At this point, I mean these are pretty, I think, well known specialty pharmaceutical distributors. Many of them already do report to IMS. Some do not. So it does pertain to the individual entity itself. And we’ll have more to say about that perhaps as we approach the February 3 call.

Dennis Harp:

If I can ask a follow up question and that is if you’re going to have some non-reporters—I mean obviously when you go from a single distributor to multiple distributors your single distributor is going to be reporting less.

And if you have some non-reporters in there you’re going to have a drop off — like a cliff potentially — on what IMS is reporting. So how will you address that going forward?

Walter Capone:	I think that what you just mentioned is actually the situation that currently exists with other injectable products. So it’s not an unusual situation in the injectables market place.

That being said, there are two components to the reporting from IMS. One is the actual TRX and NRX on a weekly basis. And the other is manufacturer reported gross sales as well as other pieces of data that many analysts collect on their own from marketing research. So, I think it will be a continuing effort to use all these pieces of information to ascertain and have the best interpretation of the trends with Fuzeon going forward.

Dennis Harp:	Thanks.

Operator:	Your next question comes from Ron Ellis with Leerink Swann.

Ron Ellis:

Thanks for taking the question. Just want to get a comment. Previously you discussed Fuzeon and maybe total scripts are down or drop outs some issues there. And 1249 being put on hold creating somewhat of a pipeline gap. And as you said the next product will be named sometime this year with 12 to 18 months before it enters the clinic. And then just putting that in the context of two years of cash to fund operations would you please comment on how Trimeris is going to bridge that gap.

And then the second question — which is a follow up — if Roche is truly committed to this program are you not an acquisition target?

Dani Bolognesi:

Okay. So I think it’s important that you know that the two years cash situation is based on the current level of sales. If sales of Fuzeon improve the two years cash situation obviously resolves itself. So we really projected what we think is a very conservative scenario right now for the cash.

So we fully anticipate and believe that all of the efforts that are being put in place by Roche and Trimeris this year on the marketing front as you’ve just heard and all of the improvements in Fuzeon are certainly going to change that equation. So I hope that answers that part of the question.

I doubt that Roche is going to comment — and David can answer for himself on the issues of acquisition — but without question what you’ve heard tonight whether it’s on the marketing front or the research agreement really illustrates a very strong commitment of Roche not only to Fuzeon, but to the fusion inhibitors as a franchise.

Ron Ellis:

Well if could just follow up quickly then if the expectation is that Fuzeon sales will increase to expand to the two years of operating cash should we assume then that the changes or modifications in Fuzeon will occur over the near term and not beyond—say 12 to 18 months?

Dani Bolognesi:

Well the kind of changes that we’re talking about in our spread over a significant period of time and some will appear earlier than others. The kind of marketing initiatives that we’re talking about are very near term. So let’s not confuse the two. Some are product improvements. Others are marketing initiatives that we believe are going to make a significant difference in the uptake of the drug.

Ron Ellis:	Okay.

Operator:	Your next question comes from Chris Tanaka with Itros Capital.

Chris Tanaka:

Good afternoon. I had a question. You said that there would be 12 to 18 months before a product could be put in the clinic. Does that timeline start after you announce what the product is — or the candidate is — during 2004 or does it start tonight?

Dani Bolognesi:	It starts when we announce and select the candidate itself.

Chris Tanaka:

Oh great. Thank you. And then one other question is just to clarify what you said a moment ago. The projection that you currently have—two year’s worth of cash that assumes that there are flat sales. That there’d be no further growth beyond what we’re seeing right now?

Bob Bonczek:	Let me answer that a little bit. The last balance sheet disclosure that we made was on September 30. At that particular point in time we said we had $110 million in cash.

Our gross burn projection — again this is gross for 2004 — is roughly $4 million a month. And obviously you can (unintelligible) sales projections you want to reduce it to a net burn but it probably comes in as a, you know, $2-1/2 range or so even at the current level. And any improvements obviously reduce it even further than that. And with that we’re relatively comfortable that we can go for a couple of years with the current programs as were outlined by Dani and David today without a problem.

Chris Tanaka:	Okay. Thank you very much.

Operator:	Your next question comes from Rachael McMinn with Piper Jaffray.

Rachael McMinn:

Yes. Just to go back quickly to the new formulation technology that you’re talking about. The once weekly administration sounds like proprietary sustained release formulation. Is it—are you contemplating partnering with companies that specialize in new formulations or sustained release formulations or are all of these technologies that you’re talking about in house?

Dani Bolognesi:	No, they’re not all in house. Some are in house. And some are in other companies.

Rachael McMinn:	Okay. Thank you.

Dani Bolognesi:	You’re welcome.

Operator:	Your next question is a follow up question from Yaron Werber with SG Cowen.

Yaron Werber:

Hi. Thanks for taking my question. Just a quick follow on to Julian’s question earlier on the $10 million sales and marketing expenditures that Trimeris is going to be responsible for next year. I’m just trying to get a handle as to how that was determined. Is that designed to make Trimeris to essentially break even in terms of the JV for next year?

Bob Bonczek:

It was designed on the basis of caps. And it was not—sort of a back calculation if you will. We had something that was put in there in 1999 when we did the original deal. It got triggered on the basis of—again the lower ramp up of sales than was expected. We fortunately have the opportunity to take advantage of that. And, we and Roche have agreed on that. And we’re moving forward and it helps us significantly.

Yaron Werber:	And then still first to think about moving to ‘05 and then ‘06 are there similar provisions there depending on levels of sales?

Dani Bolognesi:

Yeah, I think we indicated that would be the case. Whether they’re going to be construed exactly as 2003/2004 are not—we’ll determine that when we get there. But this doesn’t preclude us from being able to think in that direction when we get to that particular point in time. But again, they’re triggered by sales levels.

Yaron Werber:	And then I would assume that the repayment will also be triggered based on sales levels?

Dani Bolognesi:	That’s correct.

Bob Bonczek:	Right.

Yaron Werber:	Okay. Thanks very much.

Operator:	Your next question is a follow up question from Mike King with Banc of America Securities.

Mike King:

Thanks. And I wanted to follow up on a couple of things that Julian had asked as well. First was with regard to the nursing program just wondering philosophically why a Roche controlled program versus just a certain amount of grant money per center—because I know a number of the centers that were in your clinical studies were talking about that being a fair and obvious void that they thought was needed and could’ve been done, you know, a while back.

Walter Capone:	Mike could you just clarify? Are you talking about each of the investigator sites receiving a clinical grant in order to …

Mike King:

Right. Yeah and why a program like that for nurse training and practicums and stuff like that were not part of the launch plans initially. And, you know, was there perhaps some time lost by instituting a more formal program rather than just having some money built into the marketing budget to have these nurse training programs in place at launch.

Walter Capone:

Well, the fact is that nursing support was implemented at launch. In fact there are—particularly in some of the major cities around the country—organizations that had never really provided this level of support and interaction with patients that through local funding grants by the Roche division managers such initiatives were started where actually they never existed before. And, in places where they did exist for other disease areas they actually were started for HIV specifically with the introduction of Fuzeon again through some of these local grants. And, that’s why when Dr. Bolognesi said in his prepared comments that these are incremental to already existing efforts or ongoing efforts that that statement was quite accurate.

The fact that we are implementing a nationwide program or a broader program is really aimed at just accelerating this level of support and making sure that there are no gaps. That physicians are—or patients located in less well served areas that aren’t necessarily major metropolitan areas get the same level of support and access as those who are currently being very well served.

Operator:	At this time there are no further questions. Dr. Bolognesi are there any closing remarks?

Dani Bolognesi:

No. I would—I want to thank everyone for participating on the call. I’m very pleased to have David Reddy here with us. I hope we have answered all of your questions and look forward to talking with you again on the 3rd of February.

Operator:	That concludes this evening’s Research Agreement conference call. You may now disconnect.

END